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                                                                     EXHIBIT 7.1




                   [Letterhead of Weil, Gotshal & Manges LLP]





                                 August 7, 1996




Chancellor Radio Broadcasting Company
12655 N. Central Expressway, Suite 405
Dallas, Texas 75243

Ladies and Gentlemen:

         We have acted as counsel to Chancellor Radio Broadcasting Company, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1 (File No. 333-02782) (the "Registration Statement"), under the Securities Act of 1933, as amended, with respect to the offer and sale of (a) up to 1,000,000 shares of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock, par value $.01 per share (the "New Preferred Stock") issuable by the Company pursuant to the Company's offer to exchange one share of New Preferred Stock for each share of its outstanding 12 1/4% Senior Cumulative Exchangeable Preferred Stock, par value $.01 per share (the "Old Preferred Stock") and (b) up to $189,930,000 aggregate principal amount of 12 1/4% Subordinated Exchange Debentures due 2008 (the "Exchange Debentures") of the Company which the Company may, subject to certain conditions, exchange for the shares of New Preferred Stock or issue in payment of interest on outstanding Exchange Debentures from time to time. The Exchange Debentures will be governed by the Indenture, dated as of February 26, 1996, between the Company and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"), filed as Exhibit 4.3 to the Registration Statement (the "Indenture").

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement,
(ii) the form of the Certificate of Designation of the powers, preferences and relative, participating, optional and other special rights of the 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock of the Company filed as
Exhibit 3.5 to the Registration Statement (the "Certificate of Designation"),
(iii) the Indenture, (iv) the form of Exchange Debenture contained in the Indenture and (v) such corporate records, agreements, documents, and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of
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Chancellor Radio Broadcasting Company
August 7, 1996
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such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates of officers and representatives of the Company. We have also assumed for the purposes hereof that the Certificate of Designation will be executed substantially in the form filed as an exhibit to the Registration Statement and that the Certificate of Designation will be duly filed with the Secretary of State of Delaware before the issuance of the New Preferred Stock.

         Each share of New Preferred Stock will have an initial liquidation preference of at least One Hundred Dollars ($100.00) per share plus any accumulated and unpaid dividends that such holders are entitled to receive, before any distribution or payment is made to the holders of shares of any other series of stock issued by the Company ranking junior to the New Preferred Stock. Each share of New Preferred Stock will have a par value of $0.01.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that there are no restrictions upon the use by the Company of its surplus for payment of dividends by reason of the fact that the aggregate liquidation preference of the New Preferred Stock is in excess of the aggregate par value thereof, and, in view of the foregoing, no remedies will be available to securityholders before or after payment of any dividend on the New Preferred Stock solely because such dividend would reduce the surplus of the Company to an amount less than the amount of such excess.

         The foregoing opinion is based upon the facts that (i) Section 170 of the General Corporation Law of the State of Delaware (the "DGCL") expressly provides that the board of directors of a Delaware corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends upon the shares of its capital stock out of surplus, as defined and computed in accordance with Sections 154 and 244 thereof and (ii) no provision of the DGCL (including but not limited to Sections 154, 170 and 244 thereof), the Certificate of Incorporation of the Company, as amended, or the Certificate of Designation contains any restriction on the amount of surplus that may be used to pay dividends on a class of capital stock or requires reduction of surplus by, or otherwise dictates the manner of accounting for, the excess of the liquidation value of a class of capital stock over the par value thereof.

         The opinion expressed herein is limited to the DGCL and the Constitution of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.





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Chancellor Radio Broadcasting Company
August 7, 1996
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         The opinion expressed herein is rendered solely for your benefit in connection with the transactions described herein. That opinion may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, except that we consent to the filing of this letter as an exhibit to the Registration Statement. Consent is also given to the reference to our firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement.

                                        Very truly yours,

                                        /s/ Weil, Gotshal & Manges LLP





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